Exhibit 10.24

DOUBLECLICK INC.

Description of Compensation Arrangements with Non-Employee Directors

Following is a description of the compensation arrangements for the Company’s non-employee directors.

Cash Compensation. Non-employee directors currently receive an annual retainer of $10,000 for their services on the Board of Directors of the Company. Committee members also receive an annual retainer of $2,500 for each committee upon which they sit, and committee chairs receive an additional $2,500 annual retainer for each committee that they chair. Directors who are Company employees receive no additional special compensation for serving as directors, but all directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. Committee retainers are not paid to directors who are officers or employees of the Company.

Stock Option Grants. Under the Automatic Option Grant Program under the Company’s Amended and Restated 1997 Stock Incentive Plan, which is attached as Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, each non-employee member of the Board of Directors is automatically granted a non-statutory option to purchase 100,000 shares of the Company’s Common Stock at the time of his or her initial election or appointment to the Board of Directors, provided that individual has not previously been in the employ of the Company or any parent or subsidiary of the Company. On the date of each annual meeting of stockholders, each individual who is to continue to serve as a member of the Board of Directors, whether or not that individual is standing for re-election to the Board of Directors at that particular annual meeting, will automatically be granted a non-statutory option to purchase 20,000 shares of Common Stock, provided such individual has served as a non-employee member of the Board of Directors for at least six months. All automatic option grants will have an exercise price equal to the fair market value per share of Common Stock on the grant date and will have a term of ten years, subject to earlier termination following the optionee’s cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee’s service as a non-employee member of the Board of Directors cease prior to the vesting in those shares. The initial grant of 100,000 shares will vest in successive equal annual installments over the optionee’s initial four-year period of service on the Board of Directors. Each subsequent grant of 20,000 shares will vest in full upon the optionee’s completion of one year of service on the Board of Directors, as measured from the grant date. However, each outstanding option will immediately vest upon (1) certain changes in the ownership or control of the Company or (2) the death or permanent disability of the optionee while serving on the Board of Directors.